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                                                                    EXHIBIT 8.1
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                              Boston, MA 02109-2881
                                 (617) 570-1000




                               September 3, 1998


Avalon Bay Communities, Inc.
2900 Eisenhower Avenue, Suite 300
Alexandria, Virginia 22314

Re:  Avalon Bay Communities, Inc.

Ladies and Gentlemen:

     This opinion is delivered to you in our capacity as special counsel to Avalon Bay Communities, Inc. (the "Company") in connection with the registration, pursuant to the Company's Registration Statement on Form S-3 of 482,313 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock") of the Company, by the holders of units of limited partnership interest (the "Units") in Avalon DownREIT V, L.P., a Delaware limited partnership who may receive the Shares (together with rights (the "Rights") to purchase shares of Series E Junior Participating Cumulative Preferred Stock, par value $.01 per share, which are attached to all shares of Common Stock) upon redemption of the Units by the Company. This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for taxable years commencing with the Company's taxable year ended December 31, 1994. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

     We have relied upon the representations of officers of the Company regarding the manner in which the Company has been and will continue to be owned and operated and the continued accuracy of such representations through the date of this letter. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents, and that the descriptions of the Company and its investments, and the proposed investments, activities, operations, and governance of the Company set forth in the Registration Statement continue to be true. In addition, we have relied on certain additional facts and assumptions described below.

     In rendering the following opinion, we have examined the Company's Articles of Incorporation, as amended, the By-Laws, as amended, its federal income tax returns for the taxable years ended December 31, 1994, December 31, 1995, and December 31, 1996, each on Form 1120-REIT, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

     In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to


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September 3, 1998
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us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties, and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, representations, warranties, and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

     The opinion set forth below is based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statutes, regulations, and interpretations are subject to change, in some circumstances with retroactive effect; any changes to the foregoing authorities might result in modification of our opinion contained herein.

     Based upon and subject to the foregoing, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that commencing with the taxable year ending December 31, 1994, the form of organization of the Company and its operations are such as to enable the Company to qualify as a "real estate investment trust" under the applicable provisions of the Code.

     We express no opinions other than those expressly set forth herein. Furthermore, the Company's qualification as a REIT will depend on the Company meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not review these operations, and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto. Our opinion is not binding on the Internal Revenue Service (the "IRS"), and the IRS may disagree with the opinion contained herein. Except as specifically discussed above, the opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described



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September 3, 1998
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herein to be materially and adversely different from that described above. Our opinion may be relied on solely by you in connection with the registration of the Shares.

                                               Very truly yours,


                                               /s/ Goodwin, Procter & Hoar  LLP
                                               ---------------------------------
                                               Goodwin, Procter & Hoar  LLP